Exhibit 23.3

Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Cambridge Display Technology, Inc. of our report dated July 19, 2004 relating to the statements of operations, of stockholders equity and of cash flows of Litrex Corporation for the year ended December 31, 2003 (not presented separately), which appears in Cambridge Display Technology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
June 8, 2006